Exhibit 99.1

M&T Bank Corporation Elects Leslie Godridge and Rudina Seseri

to Board of Directors

Diverse new members bring wide-ranging experience and insights from banking, large corporations and tech startups to M&T’s Board

BUFFALO, N.Y., November 16, 2020—M&T Bank Corporation (NYSE: MTB) (“M&T”) announced today the election of Leslie Godridge, who recently retired as the Vice Chair and Co-Head of Corporate and Commercial Banking for US Bancorp, and Rudina Seseri, Founder and Managing Partner of Glasswing Ventures, to its Board of Directors, effective November 16, 2020. Mss. Godridge and Seseri were also elected to the Board of Directors of M&T Bank, M&T’s principal banking subsidiary.

Ms. Godridge joined US Bancorp in 2007 as Executive Vice President and Head of National Corporate Special Industries and Global Treasury Management, a role she held until 2016 when she became Vice Chair and Co-Head of Corporate and Commercial Banking. Previously, she spent 25 years at Bank of New York serving in a variety of senior managerial roles, culminating as Head of Consumer, Commercial, Private Banking and Asset Management.

Ms. Godridge was recognized repeatedly on The American Banker’s list of Most Powerful Women in Banking, and she has served as a Trustee of the Museum of the City of New York since 2006. She holds a Bachelor of Arts from Smith College and a Master of Business Administration from New York University Stern School of Business.

Ms. Seseri is the Founder and Managing Partner of Glasswing Ventures, an early-stage venture capital firm investing in Artificial Intelligence enabled software companies. With over 17 years of investing and transactional experience, Ms. Seseri has invested in and helped build successful companies with innovative technologies in the fields of Artificial Intelligence, Machine Learning, enterprise software and digital marketing technologies.

Prior to founding Glasswing Ventures, Ms. Seseri was a Partner at Fairhaven Capital, a technology venture capital firm, from 2007 to 2015. Previously, she served as a Senior Manager in the Corporate Development Group at Microsoft Corp., and as an investment banker in the Technology Group at Credit Suisse.

Ms. Seseri has been named to Entrepreneur Magazine’s 100 Powerful Women list and Boston Business Journal’s Power 50 Newsmakers list. She was appointed by the Dean of the Harvard Business School for five consecutive years to serve as Entrepreneur in Residence and is an HBS inaugural member of Rock Venture Capital Partners. Ms. Seseri graduated magna cum laude with a Bachelor of Arts degree from Wellesley College, and holds a Master of Business Administration from the Harvard Business School.

“To help their customers and communities grow in the new economy, banks serve as an important source of capital—and as an important source of guidance—for companies of all size, from large, established corporations to up-and-coming start-ups. With their wide-ranging experience and expertise in business, Leslie Godridge and Rudina Seseri add exceptional breadth and depth to our board as we work to fulfill our mission and our mandate,” said René F. Jones, M&T’s Chairman and CEO.

“Throughout my career in banking, I’ve always admired M&T, not just for achieving consistently strong financial results, but for their equally long-standing commitment to meeting the diverse and various needs of their customers and communities,” said Ms. Godridge. “That’s why I’m so honored to join M&T’s board today, and I look forward to helping and supporting this remarkable team of bankers as they work to build upon that legacy—and that mission—well into the future.”

“This is a pivotal time when disruptive technology is helping reshape the financial services industry,” said Ms. Seseri. “I am excited to channel my frontier tech experience and insights to help work with the forward-looking board and leadership team at M&T to build on the momentum they have created and guide their vision in this new age of automation.”

About M&T Bank

M&T Bank Corporation is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

Media Contact:

C. Michael Zabel

mzabel@mtb.com

716-842-2311

© 2020 M&T Bank. Member FDIC.

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